Exhibit 99.2
WISCO WIRECO WIRE ROPE CO., LTD.
Table of Contents

WISCO WIRECO WIRE ROPE CO., LTD.
Unaudited Balance Sheets
(Amounts in thousands)

	December 31,	December 31,
	2013	2012
	RMB	RMB
ASSETS
Current assets:
Cash	1,811	907
Pledged bank deposits	63	63
Accounts receivable, net	13,268	9,223
Notes receivable	12,129	12,232
Inventories, net	45,822	31,261
Other current assets	3,357	3,645
Amounts due from related parties	3,925	2,988
Value added tax recoverable	12,360	8,115
Total current assets	92,735	68,434
Property, plant and equipment, net	587,579	618,665
Land use rights, net	20,412	20,849
Value added tax recoverable	59,914	65,187
Total assets	760,640	773,135
LIABILITIES AND EQUITY OWNERS’ EQUITY
Current liabilities:
Accounts payable	13,778	14,655
Other payables	123,042	60,272
Amounts due to related parties	152,941	125,780
Accrued payroll and staff related expenses	2,101	1,829
Short-term bank borrowings	356,075	355,977
Long-term bank borrowings, current portion	684,400	684,400
Total current liabilities	1,332,337	1,242,913
Long-term bank borrowings	—	—
Total liabilities	1,332,337	1,242,913
Equity owners’ equity:
Registered capital	471,079	471,079
Accumulated deficit	(1,042,776)	(940,857)
Total equity owners’ equity	(571,697)	(469,778)
Total liabilities and equity owners' equity	760,640	773,135
See accompanying notes to unaudited financial statements.

WISCO WIRECO WIRE ROPE CO., LTD.
Unaudited Statements of Operations
(Amounts in thousands)

	Year ended December 31,	Year ended December 31,
	2013	2012
	RMB	RMB
Net sales	58,222	128,654
Cost of products sold	(79,136)	(182,991)
Gross loss	(20,914)	(54,337)
Operating expenses:
Selling and marketing expenses	(5,884)	(5,691)
General and administrative expenses	(10,366)	(16,934)
Total operating expenses	(16,250)	(22,625)
Operating loss	(37,164)	(76,962)
Other (expenses) / income:
Impairment on property, plant and equipment	—	(362,648)
Impairment on VAT recoverable	—	(33,959)
Interest expense, net	(66,605)	(69,527)
Foreign currency exchange gain, net	1,864	188
Other income, net	(14)	737
Total other (expenses) / income	(64,755)	(465,209)
Loss before income taxes	(101,919)	(542,171)
Income taxes	—	—
Net loss	(101,919)	(542,171)
See accompanying notes to unaudited financial statements.

WISCO WIRECO WIRE ROPE CO., LTD.
Unaudited Statements of Equity Owners’ Equity
(Amounts in thousands)

	Registered capital	Accumulated deficit	Equity
	RMB	RMB	RMB
Balance, December 31, 2011 (audited)	471,079	(398,686)	72,393
Net loss	—	(542,171)	(542,171)
Balance, December 31, 2012	471,079	(940,857)	(469,778)
Net loss	—	(101,919)	(101,919)
Balance, December 31, 2013	471,079	(1,042,776)	(571,697)
See accompanying notes to unaudited financial statements.

WISCO WIRECO WIRE ROPE CO., LTD.
Unaudited Statements of Cash Flows
(Amounts in thousands)

	Year ended December 31,	Year ended December 31,
	2013	2012
	RMB	RMB
Cash flows from operating activities:
Net loss	(101,919)	(542,171)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	32,421	55,244
Amortization	437	477
Reversal of inventory write-down	(1,424)	(17,796)
Provision of doubtful accounts	177	737
Impairment on property, plant and equipment	—	362,648
Impairment loss on VAT recoverable	—	33,959

Changes in operating assets and liabilities
Accounts receivable	(4,222)	1,228
Notes receivable	103	3,289
Pledged bank deposits related to purchase of inventory	—	2,579
Inventories	(13,137)	42,123
Other current assets	289	4,466
Amounts due from related parties	(937)	(2,190)
Value added tax recoverable	1,028	7,413
Accounts payable	(877)	(1,875)
Other payables	64,683	9,824
Amounts due to related parties	27,161	(3,063)
Accrued payroll and staff related expenses	272	(184)
Net cash provided by (used in) operating activities	4,055	(43,292)
Cash flows from investing activities:
Purchases of property, plant and equipment	(3,249)	(17,826)
Pledged bank deposits related to purchase of property, plant and equipment	—	900
Net cash used in investing activities	(3,249)	(16,926)
See accompanying notes to unaudited financial statements.

WISCO WIRECO WIRE ROPE CO., LTD.
Unaudited Statements of Cash Flows
(Amounts in thousands)

	Year ended December 31,	Year ended December 31,
	2013	2012
	RMB	RMB
Cash flows from financing activities:
Proceeds from short-term bank borrowings	98	301,000
Repayment of short-term bank borrowings	—	(242,023)
Repayment of long-term bank borrowings	—	(3,700)
Proceeds of borrowings from related party	1,650	221,000
Repayment of borrowings from related party	(1,650)	(221,000)
Net cash provided by financing activities	98	55,277
Net increase/(decrease) in cash	904	(4,941)
Cash at beginning of year	907	5,848
Cash at end of year	1,811	907
Supplemental disclosures of cash flow information:
Interest paid	2,340	54,641
Income taxes paid	—	—
Noncash investing activities:
Payables for acquisition of property, plant and equipment	3,337	4,672
Utilization of pledged bank deposits for acquisition of property, plant and equipment	—	900
See accompanying notes to unaudited financial statements.

WISCO WIRECO WIRE ROPE CO., LTD.
Notes to Unaudited Financial Statements
(Amounts in thousands)

(1)	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)Nature of Business and Company Information
The accompanying financial statements consist of the balance sheet of WISCO WireCo Wire Rope Co., Ltd. (“the Company”), and the related statements of operations, changes in equity owners' equity, and cash flows.

The Company was established in accordance with the laws of the People's Republic of China (“PRC”) on June 30, 2006 with an operating tenure of 50 years pursuant to a joint venture agreement dated June 12, 2006 entered into between Wuhan Jiangbei Iron and Steel Co., Ltd (“WISCO Jiangbei”), a wholly owned subsidiary of Wuhan Iron and Steel Company Group (“WISCO Group”), and WRCA Hong Kong Holding Company, Ltd., (“WRCA HK”), a wholly owned subsidiary of WireCo WorldGroup (Cayman) Inc. (“WireCo WorldGroup”), a global company that manufactures and sells wire ropes, high technology synthetic ropes, electromechanical cable wire and related products.

Since its inception through December 31, 2008, the Company was primarily engaged in the construction of its production facility (“the facility”) and installation of equipment within the facility. In 2009, a substantial portion of the remaining equipment was installed and the facility began producing a nominal amount of test products. In September 2010, the facility and the majority of related equipment were substantially complete and ready for their intended use.

The Company's principal activities are the manufacturing and distribution of wire ropes to its customers in the PRC and international markets.

(b)Basis of Presentation
The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which assumes that the Company will continue in operations for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions discussed below raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has experienced recurring losses since its inception and has an accumulated deficit of RMB 1,042,776 as of December 31, 2013. As of December 31, 2013, total current liabilities exceeded total current assets by RMB 1,239,602 and total liabilities exceeded total assets by RMB 571,697.

On May 15, 2012, the Company was informed by its primary bank for the approval of restructured loan agreement (“Supplemental Agreement to Loan Contract”) with the Company to defer the repayment of the long-term borrowings of RMB 512,400 for the period starting from 2014 to 2019. The Supplemental Agreement to Loan Contract contains a financial covenant, which requires the Company to maintain liabilities of less than 90% of total assets and gradually decrease to 80% as of December 2014.

As discussed in Note 7, as of December 31, 2013, the Company was in breach of the financial debt covenant of the long-term bank borrowings from its primary bank. Long-term bank borrowings of RMB 512,400 from its primary bank were classified as current liabilities due to the Company's breach of the debt covenant.

The Company has failed to repay the principal and interests of bank borrowings due to other banks since November 2012 and was currently in default of bank borrowings with all the other banks.

As of February 28, 2014, none of the banks had taken any legal actions to collect outstanding principals or interests.

WISCO WIRECO WIRE ROPE CO., LTD.
Notes to Unaudited Financial Statements
(Amounts in thousands)

The Company's management, investors and ultimate controlling party are discussing proposals to restructure the Company's bank loans. As of February 28, 2014, no agreement had been reached.

Management and the Board of Directors continue to explore funding alternatives and continue to improve cash flow from operating activities. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon the Company's ability to restructure the loans with the banks, generate revenue from the sale of its products and its efforts to raise additional funds. However, there are significant uncertainties that the Company's lenders will restructure, maintain or renew the current credit facilities with the Company in light of the current tightened lending environment in the PRC. In addition, the operating cash flows forecast is highly dependent upon the sale of the Company's products, which depends on the economic conditions and overall demand for its products in the industries it serves.

(c)Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to estimates and assumptions include useful lives of property, plant and equipment, the recoverability of property, plant and equipment, allowance for doubtful accounts and sales returns, the realizability of inventory, and valuation allowance for deferred tax assets. Actual results could differ from these estimates.

(d)	Cash
Cash consists of cash on hand and cash at bank. As of December 31, 2013 and 2012, RMB 1,759 and RMB 857, respectively, in cash was held in major financial institutions located in the PRC. Management believes these major financial institutions have acceptable credit ratings.

(e)	Accounts Receivable
Accounts receivable primarily represent amounts due from customers, that are recorded at the invoiced amount and do not bear interest. Management reviews its accounts receivable on a periodic basis and records allowances when there is a doubt as to the collectability of the balance. In evaluating the collectability of an accounts receivable balance, management considers various factors, including the age of the balance, customer specific facts and economic conditions. Accounts receivable balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

(f)	Notes Receivable
Notes receivable represent short-term notes receivable issued by a financial institution that entitles the Company to receive the full face amount from the financial institution at maturity, which is generally 3 to 6 months from the date of issuance. Historically, the Company has experienced no losses on notes receivable.

(g)	Inventories
Inventories are stated at the lower of cost or market. Cost is determined by the weighted average method. Work‑in‑progress and finished goods comprise direct materials, direct labor and an allocation of manufacturing overhead costs based on normal operating capacity.

(h)	Property, Plant and Equipment
Construction in progress is recognized based on actual cost incurred and includes direct costs of construction and capitalized interest on related borrowed funds during the period of construction. Construction in progress is transferred to fixed assets and depreciated when the asset is completed and ready for its intended use.

WISCO WIRECO WIRE ROPE CO., LTD.
Notes to Unaudited Financial Statements
(Amounts in thousands)

Property, plant and equipment are stated at cost and are depreciated using the straight‑line method over the estimated useful lives of the assets, as follows:

Estimated
useful life
Building and improvements	7-40 years
Machinery and equipment	5-20 years
Electronic equipment and furniture	3-5 years
Transportation equipment	5 years
Repair and maintenance costs are charged to expense when incurred, whereas the cost of renewals and improvements that extend the useful life of the property, plant and equipment are capitalized as additions to the related assets. Retirement, sales and disposals of property, plant and equipment are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in the statements of operations.

(i)	Land Use Rights
Land use rights represent the exclusive right to occupy and use the land in the PRC for a specified contractual term. Land use rights are recorded at cost and charged to expense on a straight-line basis over the term of the land use rights of 49 years.

(j)	Capitalization of Interest
Capitalization of interest directly attributable to the construction or production of qualifying assets, i.e., assets that necessarily take a substantial period of time to get ready for their intended use or sale, are capitalized as part of the cost of those assets. The capitalization of such borrowing costs ceases when the assets are substantially ready for their intended use. Interest earned on the investment of borrowed funds is not offset against interest costs incurred during the period.

When major construction projects are completed, the associated capitalized interest is depreciated or amortized over the estimated useful life of the corresponding qualifying assets.

(k)	Impairment of Long-Lived Assets
The Company evaluates its long‑lived assets or asset group for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of a group of long‑lived assets may not be recoverable.

When these events occur, the Company evaluates the impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the excess of the carrying amount of the asset group over its fair value. As a result of the Company's continued losses in 2012 and current sales decrease resulting from a downturn in domestic market conditions, the Company performed an impairment assessment of its long-lived assets. Given the uncertainty of future cash flows, the carrying amount of the Company's long-lived assets exceeded the future undiscounted net cash inflows. The Company determined the fair value of its long-lived assets using the fair market value, in exchange for similar assets. No such impairment was needed for 2013.

(l)	Revenue Recognition
The Company recognizes revenues, when the product has been delivered, which is the point the customer takes ownership and assumes risk of loss, collection of relevant receivable is reasonably assured, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Written sales agreements or customer purchase orders, which specify price, products, and quantity, are used as evidence of an arrangement.

WISCO WIRECO WIRE ROPE CO., LTD.
Notes to Unaudited Financial Statements
(Amounts in thousands)

For domestic sales, the majority of the Company's contracts provide that products are considered delivered when they reach the customer's destination and acceptance is signed by the customer. For export sales, products are considered delivered when the goods have been loaded on the ship at the port of shipment, after which the customer bears all costs and risks of loss or damage to the goods.

Revenue is recognized net of all value‑added taxes imposed by governmental authorities.

(m)	Cost of Products Sold
Cost of products sold represent the costs and expense necessary to manufacture the finished rope product, including the costs of raw materials and supplies, direct manufacturing and contract labor, and overhead expenses.

(n)	Income Taxes
The Company recognizes in its financial statements the benefit of a tax position if a tax return position or future tax position is “more likely than not” to prevail, which is defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position. Tax positions that meet the “more likely than not” threshold are measured, using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Company has elected to classify interest and penalties related to unrecognized tax benefit, if and when required, as part of income tax expense in the Statements of Operations.

Deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

(o)	Fair Value of Financial Instruments
The Company's principal financial instruments comprise short and long-term bank borrowings, cash and pledged bank deposits. The main purpose of these financial instruments is to finance the Company's capital expenditures and operations. The Company has other financial assets and liabilities consisting of accounts receivable, notes receivable, other current assets, accounts payable, other payables, accrued payroll and staff related expenses, and amounts due from/to related parties.

The carrying amounts of cash, pledged bank deposits, accounts receivable, notes receivable, other current assets, accounts payable, other payables, accrued payroll and staff related expenses, amounts due from/to related parties and short-term bank borrowings as of December 31, 2013 approximate fair value because of the short maturity of these instruments. The carrying values of the long-term borrowings approximate their fair values as the borrowings bear variable interest rates that approximate the interest rates currently offered for similar debt instruments of comparable maturities.

(2)ACCOUNTS RECEIVABLE
Accounts receivable at December 31, 2013 and 2012 consist of the following:

	2013	2012
	RMB	RMB
Accounts receivable	16,379	12,157
Allowance for doubtful debts	(3,111)	(2,934)
Accounts receivable, net	13,268	9,223
The movement in the allowance for doubtful accounts against accounts receivable was as follows:

WISCO WIRECO WIRE ROPE CO., LTD.
Notes to Unaudited Financial Statements
(Amounts in thousands)

	2013	2012
	RMB	RMB
As of January 1	(2,934)	(2,197)
Amounts reversed / (charged) to administrative expense	(177)	(737)
As of December 31	(3,111)	(2,934)

(3)INVENTORIES, NET
Inventories consist of the following at December 31, 2013 and 2012:

	2013	2012
	RMB	RMB
Raw materials	9,239	9,164
Work in progress	6,476	13,655
Finished goods	30,107	8,442
Inventories, net	45,822	31,261

Reversal of inventory write-down of RMB 1,424 and RMB 17,796 was recorded in cost of products sold during the year ended December 31, 2013 and 2012, respectively.

(4)PROPERTY, PLANT AND EQUIPMENT, NET
Property, plant and equipment consist of the following at December 31, 2013 and 2012:

	2013	2012
	RMB	RMB
Building and improvements	223,551	223,551
Machinery and equipment	382,065	381,075
Electronic equipment and furniture	3,759	3,759
Transportation equipment	146	146
Accumulated depreciation	(32,421)
	577,100	608,531
Construction in progress	10,479	10,134
Property, plant and equipment, net	587,579	618,665
The depreciation expense for the year ended December 31, 2013 and 2012 was RMB 32,421 and RMB 55,244, respectively.
As of December 31, 2012, the Company pledged its equipment and production facility as security for short-term and long-term bank borrowings (see note 7 to the financial statements).
As of December 31, 2012, the Company recognized impairment loss of RMB 362,648 for property, plant and equipment, triggered by current downturn in market and uncertainty of future cash flow.

(5)	LAND USE RIGHTS
As of December 31, 2013, the Company pledged its land use rights with a carrying amount of RMB 20,412 as security for short-term and long-term bank borrowings (see note 7 to the financial statements).

(6)VALUE-ADDED TAX RECOVERABLE
Value‑added tax (“VAT”) recoverable as of December 31, 2013 relates to input VAT arising from the purchases of property, plant and equipment. During the year ended December 31, 2012, the company recognized impairment loss of

WISCO WIRECO WIRE ROPE CO., LTD.
Notes to Unaudited Financial Statements
(Amounts in thousands)

RMB 33,959 on VAT recoverable for input VAT from purchases of property, plant and equipment in light of the impairment loss on property, plant and equipment. The value‑added tax paid will be recovered through VAT collection on subsequent sales of products and assets by the Company. There is no expiration period for value-added tax recoverable in PRC.

(7)	BANK BORROWINGS

(a)	Short-term bank borrowings
The components of short-term bank borrowings at December 31, 2013 and 2012 were as follows:

	2013	2012
	RMB	RMB
Borrowings from banks	296,075	295,977
Entrusted loan	60,000	60,000
Total short-term bank borrowings	356,075	355,977
Borrowings from banks
The Company has short-term borrowings from banks outstanding as of December 31, 2013 amounting to RMB 296,075. As of December 31, 2013, the Company's short-term bank borrowings carried a weighted average annual interest rate of 6.97% with interest payable monthly or quarterly. The short-term bank borrowings mature at various dates within one year and do not contain any renewal terms, provisions or any requirement for the maintenance of financial covenants, except for the requirement of maintaining a minimum balance of bank deposits for the renewal of credit facilities.

As of December 31, 2013, short-term bank borrowings amounting to RMB 50,000 are collateralized by the Company's land use rights, and property, plant and equipment (see notes 4 and 5 to the financial statements).

Entrusted loan
WISCO Jiangbei has entrusted WISCO Finance Corporation, an affiliate of WISCO Jiangbei, to provide entrusted loans of RMB 60,000 to the Company as of December 31, 2013. The entrusted loan has a one-year maturity period carrying an interest rate of 6.65% per annum.

(b)	Long-term bank borrowings
The components of long-term bank borrowings at December 31, 2013 and 2012 were as follows:

	2013	2012
	RMB	RMB
Collateralized bank loans from primary bank	512,400	512,400
Uncollateralized bank loans from other banks	172,000	172,000
Total long-term bank borrowings	684,400	684,400
Less: current portion	(684,400)	(684,400)
Long-term bank borrowings, excluding current portion	—	—

Collateralized bank loans from primary bank
The Company has long-term bank borrowings of RMB 512,400 from its primary bank as of December 31, 2013. The long-term bank borrowings carry an interest rate at the prevailing base lending rate set by the People's Bank of China with a 10% downward floating and are repayable in periods starting from 2014 to 2019. The weighted average effective interest rate of the long-term bank borrowings was 5.977% as of December 31, 2013 with interest payable quarterly. The long-term bank borrowings are collateralized by the Company's land use rights and property, plant and equipment (see notes 4 and 5 to the financial statements).

WISCO WIRECO WIRE ROPE CO., LTD.
Notes to Unaudited Financial Statements
(Amounts in thousands)

On May 15, 2012, the Company was informed by its primary bank for the approval of restructured loan agreement (“Supplemental Agreement to Loan Contract”) to defer the repayment of the long-term borrowings of RMB 512,400 for the period starting from 2014 to 2019. The Supplemental Agreement to Loan Contract covenants provide for certain events which shall be considered a default: a) the Borrower fails to pay the principal and interest according to the agreement; b) Debt-Asset ratio should be less than 90% as of December 2011 and decrease gradually to less than 80% by December 2014.

As of December 31, 2013, the Company was not able to comply with the financial covenant as total liabilities exceeded 90% of total assets. As a result of the breach of the covenant, the long-term borrowings of RMB 512,400 have been classified as current liabilities on the balance sheet as of December 31, 2013.

Uncollateralized bank loans from other banks
The Company has long-term bank borrowings of RMB 172,000 due to other banks as of December 31, 2013. The weighted average effective interest rate of the long-term bank borrowings was 6.509% as of December 31, 2012 with interest payable quarterly or monthly. The Company failed to repay the principals and interests according to the loan agreements with other banks.

(8)	INCOME TAXES
The Company is subject to PRC income tax. The Company, being a manufacturing foreign investment enterprise, was granted a two-year exemption followed by three-year 50% reduction in the income tax rate starting from its first profit-making year from a PRC tax perspective (“the 2+3 tax holiday”) under the relevant PRC tax regulations effective prior to January 1, 2008.

The new PRC Corporate Income Tax Law (“the new tax law”) was passed at the fifth Plenary Session of the tenth National People's Congress of the PRC on March 16, 2007. The statutory income tax rate under the new tax law is 25% and is effective from January 1, 2008 onwards.

The new tax law and its relevant regulations grandfather the tax holiday previously enjoyed by the Company until it expires. Accordingly, the Company was exempt from income tax for 2008 and 2009, and is subject to income tax at 12.5% from 2010 to 2012 and at 25% from 2013 onwards.

The primary difference between the PRC statutory income tax rate of 25% (benefit) and the Company's effective tax rate of 0% for the year ended December 31, 2012 is the effect of full valuation allowances provided against the Company's deferred tax assets.

	2013	2012
	RMB	RMB
Gross deferred tax assets	260,428	235,077
Less: Valuation allowances	(260,428)	(235,077)
Net deferred tax assets	—	—

Deferred tax assets arise from tax loss carryforwards and deductible temporary differences on allowance for doubtful accounts, inventory write-down, property, plant and equipment, and accrued payroll.

The increases in valuation allowance for the year ended December 31, 2013 was RMB 25,351. As of December 31, 2013, a full valuation allowance was provided against deferred tax assets of the Company in view of its cumulative losses. As of December 31, 2012, the Company had tax losses carryforwards of RMB 310,863, of which, if unused, RMB 45,376, RMB 57,676, RMB 24,674 and RMB 183,137 will expire in 2014, 2015, 2017, and 2018 respectively.

As of December 31, 2013, the Company did not have any unrecognized tax benefits, and therefore no interest or penalties related to unrecognized tax benefits were accrued. The Company does not expect that the amount of unrecognized tax benefits will change significantly within the next 12 months.

WISCO WIRECO WIRE ROPE CO., LTD.
Notes to Unaudited Financial Statements
(Amounts in thousands)

The Company files income tax returns in the PRC. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances where the underpayment of taxes is more than RMB 100,000. In the case of transfer pricing issues, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion. The PRC tax returns for the Company are open to examination by the PRC tax authorities for the tax years beginning in 2006.

(9)	REGISTERED CAPITAL
Registered capital at December 31, 2013 and 2012 consist of the following:

	2013	2012
	RMB	RMB
WISCO Jiangbei	183,804	183,804
WRCA HK	287,275	287,275
	471,079	471,079
As of December 31, 2013, the Company’s registered capital is RMB 471,079 (USD 65,000).

(10)	SIGNIFICANT CONCENTRATIONS AND RISKS

(a) Concentration of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk are primarily accounts receivable and notes receivable. Accounts receivable and notes receivable are typically unsecured and derived from revenue earned from customers. The risk is mitigated by credit evaluations the Company performs on its customers and its ongoing monitoring process of outstanding balances. The Company maintains an allowance for estimated credit losses and credit losses have generally been within its expectations.

(b)	Currency Convertibility Risk
A significant portion of the Company's business is transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People's Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the People's Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts.

(c)	Concentration of Interest Rate Risk
Interest rate risk is the risk that the fair value and future cash flows resulting from a financial instrument will fluctuate because of changes in market interest rates. The Company's risk exposure to movements in market interest rates is mainly related to the Company's bank borrowings bearing interest at floating rates. The Company's policy is to minimize its interest cost using a mix of fixed and variable rate bank borrowings. As of December 31, 2013, the Company's fixed rate entrusted loan amounted to RMB 60,000, its fixed rate bank borrowings amounted to RMB 143,977 and its floating rate bank borrowings amounted to RMB 836,498.

(11)	RELATED PARTY TRANSACTIONS AND BALANCES

Name of Related Party	Relationship
WRCA HK	Investor
WISCO Jiangbei	Investor
WireCo WorldGroup	Ultimate holding company of WRCA HK
WISCO Group	Ultimate holding company of WISCO Jiangbei

WISCO WIRECO WIRE ROPE CO., LTD.
Notes to Unaudited Financial Statements
(Amounts in thousands)

(a)	Related Party Transactions
The Company has the following significant transactions with related parties.

	Notes	2013	2012
		RMB	RMB
Sales of products to WireCo WorldGroup and its subsidiaries	(i)	—	31,747
Sales of products to WISCO Group and its subsidiaries	(ii)	9,436	22,872
Sales of products to WISCO Jiangbei	(iii)	—	16,641
Technology licensing fees to WireCo WorldGroup	(iv)	1,130	5,656
Purchases of materials from WISCO Group and its subsidiaries	(v)	3,790	50
Purchases of materials from WISCO Jiangbei	(vi)	17,382	62,685
Purchases of materials from WireCo WorldGroup and its subsidiaries	(vii)	—	523
Purchase of power from WISCO Jiangbei	(viii)	6,741	7,959
Purchases of power from Wisco Group and its subsidiaries	(ix)	2,862	3,046
Subcontracting fees paid to WISCO Group and its subsidiaries	(x)	—	—
Other Services provided by WISCO Group and its subsidiaries	(xi)	830	180
Machinery and equipment acquisition paid on behalf by WireCo WorldGroup and its subsidiaries	(xii)	—	2,735
Staff traveling and consulting expenses paid on behalf by WireCo WorldGroup and its subsidiaries	(xiii)	153	4,233
Borrowings from WISCO Jiangbei	(xiv)	1,650	221,000
Repayment of borrowings to WISCO Jiangbei	(xv)	1,650	221,000
Entrusted loan from WISCO Jiangbei	(xvi)	—	60,000
Repayment of entrusted loan to WISCO Jiangbei	(xvii)	—	20,000

(i)	Sales of products to its related parties were determined by mutual negotiations between the Company and its related parties.

(ii)
The Company entered into a technology license and support contract that provides for the payment of licensing fees to WireCo WorldGroup for the use of various proprietary information licenses and licensed technology. This agreement provides for payment of 3% of total sales revenue per annum through 2012, 2% of total sales revenue per annum for the years 2013 through 2016, and no fees thereafter.

(iii)	Purchases of materials and power from and subcontracting fees paid to related parties were determined by mutual negotiations between the Company and its related parties.

(iv)
The borrowings were provided by WISCO Jiangbei to assist the Company to renew revolving short-term bank borrowings. The funds are used to repay the borrowings from the bank, following which the bank renews the bank borrowings. These borrowings are interest free and are normally repaid several days after the renewal of the short-term bank borrowings.

WISCO WIRECO WIRE ROPE CO., LTD.
Notes to Unaudited Financial Statements
(Amounts in thousands)

(b)	Amounts Due From/To Related Parties
The Company had the following amounts due from/to its related parties as of December 31:

	2013	2012
	RMB	RMB
Amounts due from related parties:
WISCO Group and its subsidiaries	3,925	2,988
WISCO Jiangbei	—	—
WireCo WorldGroup and subsidiaries	—	—
	3,925	—
Amounts due to related parties
WISCO Group and its subsidiaries	31,547	35,898
WISCO Jiangbei	41,304	16,055
WIRECO WorldGroup and subsidiaries	80,090	73,827
	152,941	125,780

Entrusted loan due to related parties:
WISCO Jiangbei	60,000	60,000

(12)	CAPITAL COMMITMENTS AND CONTINGENCIES
The Company is involved in various claims and legal actions arising in the ordinary course of business which are incidental to its operations. The Company currently maintains insurance coverage for certain risks, such as employer liability risks and workers' compensation claims. In the opinion of management of the Company, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations, or liquidity.

(13)	SUBSEQUENT EVENTS
The Company has evaluated subsequent events from the balance sheet date, through February 28, 2014, the date at which the financial statements were available to be issued, and determined there are no other items to disclose.